Exhibit 99.3

Customer/Partner Email

The email below has been prepared for partners and customers. This email has been approved for distribution without any alteration.

Subject: Procera Networks, Inc. to be Acquired by Francisco Partners

Today we announced that Procera Networks, Inc. (“Procera”) signed a definitive agreement pursuant to which funds managed by Francisco Partners Management, L.P. (“Francisco Partners”) have agreed to acquire Procera in an all-cash transaction. The transaction is currently expected to be completed in June 2015, though that timing can change based on regulatory approval requirements and satisfaction of other closing conditions. For your reference, a copy of the press release issued earlier today by Procera is attached and can be found on our website.

As way of background, Francisco Partners is one of the world’s leading technology-focused private equity funds with significant expertise and operational discipline to further support Procera’s continued growth and development of our key technologies and services to our customers.

Upon completion of the transaction, Procera will become a private, independent company. As a private company, Procera will have greater flexibility in executing on our goals with a longer-term view in the strategic investments we will make in our technology platform and solutions. We will continue to invest in our vision to help network operators enhance their subscribers’ broadband experience.

The entire Procera team remains focused on operational excellence to ensure that we move our customers forward without interruption during our transition to a private company. This change will not affect the current level of sales or technical support that we provide to your existing deployments.

I wanted to reach out to you personally, to assure you that my team, and I, will continue supporting you with the same high standards we always have going forward.

Thank you for your business. As this process moves forward, we will keep you informed on the transaction process where legally appropriate and make sure we continue to meet all of your ongoing needs and expectations. Please feel free to contact me directly at any time if you have any questions or if I can be of assistance.

Sincerely,

Jim Brear

President & Chief Executive Officer

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Additional Information

The tender offer described herein (the “Offer”) has not yet commenced, and this is neither an offer to purchase nor a solicitation of an offer to sell any shares of common stock of Procera or any other securities. On the commencement date of the Offer, KDR Holding, Inc. and KDR Acquisition, Inc., affiliates of Francisco Partners IV, L.P. and Francisco Partners IV-A, L.P., will file a Tender Offer Statement on Schedule TO (“Schedule TO”), including an offer to purchase, a letter of transmittal and related documents, with the United States Securities and Exchange Commission (the “SEC”) and thereafter, Procera will file a Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) with the SEC. Investors and security holders are urged to read, carefully and in their entirety, both the Schedule TO and the Schedule 14D-9 regarding the Offer, as each may be amended from time to time, and any other documents relating to the Offer that are filed with the SEC, when they become available because they will contain important information relevant to making any decision regarding tendering shares of Procera’s common stock. These materials will be sent free of charge to all stockholders of Procera when available. In addition, all of these materials (and all other materials filed by Procera with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed by Procera with the SEC by contacting Procera’s Investor Relations department at 47448 Fremont Boulevard, Fremont, California 94538; telephone number (510) 230-2777; email: diane.pope@proceranetworks.com.

Cautionary Note Regarding Forward-Looking Statements

This notice contains forward-looking statements related to Procera Networks, Inc., including statements about the proposed acquisition of Procera by Francisco Partners, the parties’ ability to close the proposed transaction, the expected closing date of the proposed transaction and future prospects, opportunities and support. Statements in this press release that are not historical or current facts are forward-looking statements. All forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause Procera’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, without limitation, risks and uncertainties related to: whether the proposed transaction will close; the timing of the closing of the proposed transaction; the outcome of the regulatory reviews of the proposed transaction; the ability of the parties to complete the proposed transaction; the ability of the parties to meet other closing conditions; how many Procera stockholders tender their shares in the proposed transaction; the outcome of legal proceedings that may be instituted against Procera and/or others related to the proposed transaction; unexpected costs or unexpected liabilities that may result from the proposed transaction, whether or not consummated; the possibility that competing offers will be made; effects of disruption from the proposed transaction making it more difficult to maintain relationships with employees, customers and other business partners; the acceptance and adoption of Procera’s products; Procera’s ability to service and upgrade its products; lengthy sales cycles and lab and field trial delays by service providers; Procera’s ability to obtain any follow-on orders from major customers; Procera’s customers canceling orders or awards; Procera’s ability to achieve revenue recognition on awarded business; Procera’s dependence on a limited product line and key customers; its dependence on key employees; Procera’s ability to compete in its industry with companies that are significantly larger and have greater resources than Procera; Procera’s ability to manage costs effectively; Procera’s ability to protect its intellectual property rights in a global market; Procera’s ability to manufacture product quickly enough to meet potential demand; and other risks and uncertainties described more fully in Procera’s documents filed with or furnished to the SEC. More information about these and other risks that may impact Procera’s business are described in the “Risk Factors” sections of its Annual Report on Form 10-K for the year ended December 31, 2014, its subsequently filed quarterly reports, and other reports filed with the SEC, which are available free of charge on the SEC’s website at http://www.sec.gov and on Procera’s website at http://www.proceranetworks.com. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements in this press release are based on information available to Procera as of the date hereof, and Procera undertakes no obligation to update, amend or clarify any forward-looking statement for any reason.